Exhibit 99.1

Contact:	Michael Schuh	(425) 951-1333
	Anne Bugge	(425) 951-1378

  SONOSITE REPORTS RECORD OPERATING RESULTS

Pre-tax income increases 114% for full year; Q4 EPS of $0.32
MicroMaxx(TM) system rises to 40% of worldwide revenue in fourth quarter

BOTHELL, WA --February 15, 2006 -- SonoSite, Inc. (Nasdaq: SONO), the world leader in hand-carried ultrasound, today announced record operating results for the fourth quarter and full year ended December 31, 2005.

Worldwide revenue in the fourth quarter of 2005 grew 22% to $45.2 million compared with $37.1 million in the fourth quarter of 2004.  For the full year of 2005, the company’s total revenue grew 27% to $147.5 million compared with $115.8 million for the prior year.  Changes in the foreign currency rates decreased the revenue growth rate by approximately 3% in the fourth quarter and 1% for the full year.

In the fourth quarter of 2005, pre-tax income rose 96% to $6.9 million compared with $3.5 million in the fourth quarter of 2004.  The company reported net income for the fourth quarter of 2005 of $5.3 million, or $0.32 per diluted share. This compares with fourth quarter 2004 adjusted net income of $2.2 million, or $0.14 per diluted share.  This comparison excludes a one-time, non-cash tax benefit in 2004 attributable to the reversal of the $20.8 million valuation allowance for US deferred taxes.  Inclusive of this amount, the total net tax benefit was $19.5 million in the fourth quarter of 2004.  In the fourth quarter of 2004, SonoSite reported net income of $23.0 million, or $1.42 per diluted share, including this tax benefit.

For the full year 2005, SonoSite’s pre-tax income rose 114% to $7.8 million compared with $3.7 million for 2004.  The company reported net income for 2005 of $5.4 million, or $0.34 per diluted share, compared with adjusted net income of $2.2 million, or $0.14 per diluted share for 2004.  The company reported net income for 2004 of $23.0 million or $1.46 per diluted share, including the previously mentioned tax benefit of $20.8 million.

“Sales of the MicroMaxx system accelerated and grew to 40% of total revenue in the fourth quarter of 2005,” said Kevin M. Goodwin, SonoSite President and CEO.  “The system accounted for approximately half of our direct sales revenue.  The US had a particularly strong finish to the year with 37% growth in the fourth quarter and 30% for the year.  Our international business grew 6% in the fourth quarter and 24% for the year.”

  “The international growth rate lagged in the fourth quarter due to the ongoing transition in our German subsidiary and Asian business which negatively impacted our worldwide growth rate for the year.  Our international growth rate, excluding Germany, China and Asia, was 37% for the year,” Goodwin stated. “With the recruitment of two proven ultrasound executives, Dieter Schwartmann in December, and Peter Hsu in February 2006, we expect to turn this situation around and begin to capitalize on the large potential of the German and Asian markets.  Elsewhere our international business units showed solid growth, specifically the UK, Spain, France, Canada, Latin America, Australia and New Zealand.”

“We took several significant steps in 2005 to move the company forward, increase our profitability, and strengthen our competitive position. Most notable was the introduction of our third generation ASIC technology embodied in the MicroMaxx system,” Mr. Goodwin continued.  “We strengthened our management team, in international and domestic sales as well as global marketing. We believe that we are well positioned to expand the applications of hand-carried ultrasound and capture further gains in 2006.”

The company’s gross margin rose to a record 71.5 % in the fourth quarter compared with 70.0% in the fourth quarter of 2004. The increase in gross margin over the prior year was due to improved product mix and increased manufacturing efficiencies. For the full year of 2005, gross margin increased to 70.4% compared with 67.4% for the prior year.

Operating expenses grew 17% to $26.0 million during the fourth quarter of 2005 compared with the same period in 2004.  For the full year, operating expenses grew 30% to $96.9 million compared with 2004, and included significant costs associated with the launch of the MicroMaxx system and legal expenses associated with pretrial activity in an ongoing patent litigation case.

The effective tax rate was 23.4% for the fourth quarter and 30.7% for 2005.  The Company currently recognizes tax expense on its US income but not on its international income.  Instead, the Company continues to provide a full valuation allowance against its international results.  Until the valuation allowance is reversed for the international subsidiaries, the tax rate will fluctuate dependent upon the profitability of the international subsidiaries.

US revenue accounted for 59% of total revenue in the fourth quarter of 2005 and 54% for the full year.  Cash, cash equivalents and investments increased $6.8 million during the quarter and totaled $70.8 million as of December 31, 2005.

Company Outlook for 2006

For 2006, management continues to target a revenue growth rate of approximately 25% and expects full year revenue to be in a range of $180 –187 million.  Quarterly revenue is expected to vary following historical seasonal patterns with approximately 20% of total annual revenue in the first quarter growing to approximately 32% of total annual revenue in the fourth quarter.  Factors such as timing of large project orders from governmental or international entities cause variability in quarterly growth rate comparisons, as was the case in the first quarter of 2005.

The company expects annual and quarterly gross margin to approximate 71%.  Excluding stock based compensation expense, operating expenses for the year are expected to approximate 59% to 60% of revenue and to vary following historical patterns with approximately 24% of total annual operating expense in the first quarter growing to approximately 27% of total operating expense in the fourth quarter.  As of January 1, 2006, the company adopted FAS 123R Share Based Payments and estimates that stock based compensation expense will be approximately $9.0 million on a pre-tax basis in 2006, with an expense of approximately $2 million in the first quarter and $2.3 million quarterly thereafter.  Other income is expected to be in a range of $1.5 – 1.8 million for the year.

The company expects its overall effective tax rate for 2006 to be approximately 34% to 36%.   Having received a tax benefit for its R&D activities in 2005, the company has not reflected this benefit in its projected 2006 tax rate, pending renewal of the credit by Congress. Due to the utilization of its US net operating loss carry forwards, the company’s tax expense is largely a non-cash item.

For the year, the weighted average fully diluted common shares outstanding is expected to be approximately 17 million shares.

Conference Call Information

SonoSite will hold a conference call today at 1:30 pm PT/4:30 pm ET.  The call will be broadcast live and can be accessed via the “Investors” Section of SonoSite’s website at www.sonosite.com.  A replay of the audio webcast will be available beginning February 15, 2006, 4:30 pm (PT) until March 1, 2006, at 9:59 pm (PT) by dialing (719) 457-0820 or toll-free (888) 203-1112.  The confirmation code – 2555824 – is required to access the replay.  The call will also be archived on SonoSite’s website at http://ir.sonosite.com.

About SonoSite

SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in hand-carried ultrasound, with an installed base of more than 25,000 systems.  The company, headquartered near Seattle, Washington, is represented by eight subsidiaries and a global distribution network in over 75 countries.  SonoSite’s small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care.  The company employs approximately 500 people worldwide.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to the market acceptance of our products, possible future sales relating to expected orders, and our future financial position and operating results are "forward-looking statements" for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance and are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions. Factors that could affect the rate and extent of market acceptance of our products, the receipt of expected orders, and our financial performance include our ability to successfully manufacture, market and sell our new MicroMaxx (TM) ultrasound systems, our ability to accurately forecast customer demand for our products, our ability to manufacture and ship our systems in a timely manner to meet customer demand, timely receipts of regulatory approvals to market and sell our products, the outcome of pending patent litigation and expenses associated with such litigation, regulatory and reimbursement changes in various national health care markets, constraints in government and public health spending, the ability of our distribution partners to market and sell our products, as well as other factors described under the heading, "Important Factors that May Affect Our Business, Our Results of Operations and Our Stock Price," included in our latest periodic report filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SonoSite, Inc.
Selected Financial Information

Consolidated Statements of Operations
(in thousands except per share data) (unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

Revenue	$45,202	$37,103	$147,491	$115,817
Cost of revenue	12,868	11,123	43,652	37,755

Gross margin	32,334	25,980	103,839	78,062
Gross margin percentage	71.5%	70.0%	70.4%	67.4%

Operating expenses:
Research and development	4,178	3,581	15,195	12,644
Sales and marketing	17,813	15,424	68,090	51,824
General and administrative	4,006	3,231	13,662	10,296

Total operating expenses	25,997	22,236	96,947	74,764

Other income (loss), net	604	(204)	956	362

Income before income taxes	6,941	3,540	7,848	3,660

Income tax (provision) benefit	(1,624)	19,481	(2,412)	19,312

Net income	$5,317	$23,021	$5,436	$22,972

Adjusted net income:*
Less: Tax benefit of valuation
allowance reversal		20,790		20,790

Adjusted net income		$2,231		$2,182

Net income per share:
Basic	$0.34	$1.53	$0.35	$1.55

Diluted	$0.32	$1.42	$0.34	$1.46

Adjusted net income per share*
Basic		$0.15		$0.15

Diluted		$0.14		$0.14

Weighted average common and potential
common shares used in computing net
income and adjusted net income per share:

Basic	15,810	15,089	15,549	14,829

Diluted	16,397	16,157	16,175	15,737

*Adjusted net income and adjusted net income per share are non-GAAP measures. These amounts exclude the U.S. valuation allowance reversal, which was a one-time, non-cash tax benefit, to provide a better basis of comparison of the 2005 quarterly and annual results with the results for 2004.

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)
	December 31, 2005	December 31, 2004

Cash and cash equivalents	$26,809	$17,272
Short-term investment securities	25,426	14,319
Accounts receivable, net	42,414	33,586
Inventories	20,735	17,990
Deferred income taxes	6,822	3,596
Prepaid expenses and other current assets	2,345	2,476

Total current assets	124,551	89,239

Property and equipment, net	7,388	7,632
Investment securities	18,569	32,490
Deferred income taxes	19,137	21,189
Goodwill	1,751	972
Other assets	3,152	3,570

Total assets	$174,548	$155,092

Accounts payable	$4,148	$6,360
Accrued expenses	12,974	10,747
Deferred revenue	2,937	2,762

Total current liabilities	20,059	19,869

Deferred rent	290	228
Deferred revenue	2,157	1,760

Total liabilities	22,506	21,857

Shareholders' equity:
Common stock and additional paid-in capital	212,868	196,470
Deferred stock compensation	(2,671)	--
Accumulated deficit	(59,008)	(64,444)
Accumulated other comprehensive income	853	1,209

Total shareholders' equity	152,042	133,235

Total liabilities and shareholders' equity	$174,548	$155,092